Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Corporation Announces Extension to Existing

Credit Agreement

•	Extension will provide the management team with an opportunity to provide a clearer picture of the Company’s earnings power to the investment community

Newport Beach, CA | August 19, 2025 — American Vanguard Corporation (NYSE: AVD) announced that it has amended its senior credit facility with a group of commercial lenders led by BMO. The amendment extends the maturity of the credit agreement to December 31, 2026.

Douglas Kaye III, Chief Executive Officer of American Vanguard, stated, “We would like to thank our lending group for extending the maturity of our credit agreement at this important juncture for the company. For over 35 years, our lending group, led by BMO, has shown support for our business. We appreciate their vote of confidence in the ongoing transformation and improvement at American Vanguard. Our recently reported second quarter financial results provide a snapshot of what is possible, and this extension will afford our management team the opportunity to provide a clearer picture of our earnings power to the investment community.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has significantly expanded its operations and now has more than 1,000 product registrations worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release the matters set forth in this press release include forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” These forward-looking statements are based on the current expectations and estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include risks detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements

Company Contact	Investor Representative
American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315

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